Exhibit 99.1

The following preliminary unaudited financial information for the quarter ended September 30, 2012 is derived from preliminary internal financial reports of SunGard Data Systems Inc. (the “Company”) and is subject to revision based on the completion of the Company’s quarter-end accounting and financial reporting processes. Considering the preliminary nature of these results, the final third quarter 2012 results may differ materially from these estimated results when the Company reports the final results for the quarter.

During the quarter ended September 30, 2012, the Company completed a small divestiture which will be classified as a discontinued operation when the Company reports third quarter results. The Company expects to report revenue from continuing operations between $1.03 and $1.04 billion, a decline of 5% to 6% from the quarter ended September 30, 2011, including a 2% decrease from currency translation and a 1% decrease from one of our broker/dealer businesses. Adjusted EBITDA, as defined in the Company’s senior secured credit agreement, is expected to be between $295 million and $300 million for the third quarter, with a margin of approximately 29%, up approximately 1 point from the quarter ended September 30, 2011. Adjusted EBITDA for the twelve months ended September 30, 2012 is expected to be between $1,230 million and $1,235 million.

In the third quarter, the Company also expects to record a noncash write-down of goodwill of approximately $385 million in the Availability Services business, which represents approximately 8% of the Company’s total goodwill balance as of June 30, 2012. This write-down has no impact on the day-to-day operation of the business, and the Company continues to expect to grow the Availability Services business over the long-term, albeit at a slower rate than previously planned.

The following is a reconciliation of EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA, both non-GAAP measures, to the Company’s estimate of operating income which is the GAAP measure that we believe is most directly comparable to EBITDA and Adjusted EBITDA given the preliminary nature of the results for the quarter ended September 30, 2012. We have not yet performed certain closing procedures or made certain recurring adjustments considered necessary for a fair presentation of net income attributable to the Company, such as the final tax provision and certain other accrual adjustments. Therefore, we cannot provide a complete reconciliation of estimated Adjusted EBITDA to net income for the three months ended September 30, 2012.

	Three Months Ended September 30, 2012		Last Twelve Months Ended September 30, 2012
	(estimate)		(estimate)
(in millions)	Low	High	Low	High
Operating income	$(283)	$(278)	$16	$21
Depreciation and amortization	162	162	681	681
Other income (expense) below operating income	—	—	(49)	(49)

EBITDA	(121)	(116)	648	653
Goodwill impairment charge	385	385	433	433
Purchase accounting adjustments	2	2	10	10
Non-cash charges	10	10	41	41
Restructuring and other	19	19	46	46
Acquired EBITDA, net of disposed EBITDA	—	—	1	1
Loss on extinguishment of debt	—	—	51	51

Adjusted EBITDA—senior secured credit facilities, senior notes due 2018 and 21020 and senior subordinated notes due 2015	$295	$300	$1,230	$1,235

The preliminary financial data included in this Form 8-K has been prepared by and is the responsibility of the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.